Exhibit 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC SIGNS CONSENT AGREEMENT WITH THE FEDERAL TRADE COMMISSION

REGARDING PRONE BED BREAST BIOPSY SYSTEM INTELLECTUAL PROPERTY

ACQUIRED FROM FISCHER IMAGING CORPORATION

FTC Also Closes Investigation of the Suros Surgical Systems Acquisition

BEDFORD, MA, (July 7, 2006) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of state-of-the-art diagnostic and digital imaging systems directed towards women’s health, today announced it has signed a consent agreement with the Federal Trade Commission (FTC), which would resolve Hologic’s dispute with the FTC regarding Hologic’s acquisition of the Mammotest prone bed breast biopsy system intellectual property acquired as part of the mammography intellectual property assets purchased from Fischer Imaging Corporation in September 2005. The consent agreement remains subject to final approval by the FTC after a 30-day public comment period.

As part of the consent agreement, Hologic has agreed to sell, subject to FTC approval, all of the intellectual property relating to the Mammotest system to Siemens AG for a cash payment of $6.5 million. Hologic will retain a royalty-free, non-exclusive, perpetual, irrevocable, worldwide right and license to use the intellectual property relating to the Mammotest system. As a result of the sale of intellectual property, Hologic will record an impairment charge to the carrying value of the underlying technology. However, the net impact of the impairment charge and the proceeds to be received from Siemens is expected to have a positive impact on Hologic’s results of operations. The consent agreement and the Siemens agreement exclude the Senoscan digital mammography intellectual property assets purchased by Hologic in the Fischer acquisition, which will continue to be retained by Hologic.

Separately, Hologic today also announced the FTC has closed its investigation in the pending acquisition of Suros Surgical Systems, Inc., a leading innovator in the field of devices used for minimally invasive biopsy and tissue excision. This acquisition remains subject to customary closing conditions, including Suros stockholder approval.

“We are pleased the Fischer dispute is behind us and even more excited that we have been cleared to proceed with our Suros acquisition,” stated Jack W. Cumming, Chairman and CEO. “Suros represents a unique opportunity that we are looking to capitalize on with the strength of our expanded distribution and product fit. Hologic has always been a strong voice and champion for women’s rights and a leading supporter of open access to technologies that improve detection.”

About Hologic

Hologic Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, and mini C-arm and extremity MRI imaging for orthopedic applications. For more information visit www.hologic.com.

About Siemens AG

Siemens AG Medical Solutions is one of the world’s largest suppliers to the healthcare industry. The company is known for bringing together innovative medical technologies, healthcare information systems, management consulting, and support services, to help customers achieve tangible, sustainable, clinical and financial outcomes. From imaging systems for diagnosis, to therapy equipment for treatment, to patient monitors to hearing instruments and beyond, Siemens innovations contribute to the health and well-being of people across the globe, while improving operational efficiencies and optimizing workflow in hospitals, clinics, home health agencies, and doctors’ offices. Further information can be found under: http://www.siemens.com/medical

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding Hologic’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the final approval from the FTC with respect to the consent agreement between Hologic and the FTC and the agreement with Siemens; the expected net impact of the Siemens transaction on Hologic’s results of operations; and the anticipated benefits of the Suros acquisition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated, including, among others: the FTC may not issue its final consent order approving the consent agreement as a result of public comment or otherwise; the Siemens transaction may not be completed if the FTC does not issue a final consent order or the sale to Siemens is not approved, and if the consent order were approved but the sale to Siemens was not, under the terms of the consent agreement Hologic would be required to unwind the sale to Siemens and sell the assets to another FTC-approved buyer; the stockholders of Suros may not approve the Suros acquisition; the parties may be unable to complete the Suros acquisition or completing the Suros acquisition may be more costly than expected because, among other reasons, conditions to the closing of the acquisition may not be satisfied; problems may arise with the ability of Hologic to successfully integrate the business of Suros, which may result in the combined company not operating as effectively and efficiently as expected; Hologic may not be able to achieve the expected synergies from the Suros acquisition or it may take longer than expected to achieve those synergies; the Suros acquisition may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from Hologic’s expectations; Hologic expects to incur additional debt or issue additional securities to finance a part of the cash portion of the purchase price of the Suros acquisition and Hologic cannot assure that it will be able to obtain such financing on a timely basis or on favorable terms, if at all; such financing may negatively affect Hologic’s results of operations or be more dilutive to its stockholders than anticipated and Hologic’s failure to obtain such financing on a timely basis could result in a breach of its obligations under the Suros acquisition agreement; Hologic’s share price could decrease, resulting in an increase in the number of shares that Hologic may be required to issue in the Suros acquisition and result in further dilution than anticipated and/or require Hologic stockholder approval of the transaction; and the combined companies may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors. The annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Hologic has filed with the SEC contain additional factors that could impact Hologic’s businesses and financial performance. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Hologic’s expectations or any change in events, conditions or circumstances on which any such statement is based.